Exhibit 99.1

Attention Business Editors:

Dollarama Inc. Announces Closing of the Over-Allotment Option

/NOT FOR DISTRIBUTION IN THE UNITED STATES OR OVER

UNITED STATES WIRE SERVICES/

Montreal, Canada – October 21, 2009 – Dollarama Inc. (the “Corporation”) announced today that the underwriters have purchased from certain of the Corporation’s shareholders, namely Bain Dollarama (Luxembourg) One S.à r.l., Stéphane Gonthier and certain permitted assignees of 4411145 Canada Inc., 3339408 Canada Inc., 9086-6666 Québec Inc. (collectively, the “Selling Shareholders”), an additional 2,571,428 common shares of the Corporation at a price of $17.50 per share, pursuant to the exercise of an over-allotment option granted to the underwriters in connection with the previously announced offering of common shares of the Corporation which was closed on October 16, 2009. The Corporation will not receive any proceeds from the sale of these additional common shares.

The over-allotment was made through a syndicate of underwriters led by RBC Dominion Securities Inc., CIBC World Markets Inc. and Credit Suisse Securities (Canada), Inc., and includes Scotia Capital Inc., Barclays Capital Canada Inc., National Bank Financial Inc., Desjardins Securities Inc., HSBC Securities (Canada) Inc., Merrill Lynch Canada Inc. and Raymond James Ltd.

About Dollarama Inc.

In 1992, the Dollarama business was founded by our CEO, Larry Rossy, a third generation retailer. We are the leading dollar store operator in Canada with 585 locations across the country. Our stores provide customers with compelling value in convenient locations, including metropolitan areas, mid-sized cities and small towns. All stores are corporate-owned and provide customers with a consistent shopping experience. Each store offers a broad assortment of everyday consumer products, general merchandise and seasonal items. Products are sold in individual or multiple units at select fixed price points between $1.00 and $2.00, with the exception of select candy offered at $0.65.

For additional information, please contact:

Investors:

Nicholas Nomicos

Interim Chief Financial Officer

(514) 737-1006 ext. 1237

laki.nomicos@dollarama.com

Media:

Paul de la Plante

NATIONAL Public Relations

514 843-2332